Exhibit (c)(1)

 Summary Perspectives on Financial Model  Project OptimusPrime  August 31, 2022

Preliminary

Summary Takeaways on Financial Model Provided 8/25

Initial diligence session with PWP on 08/29; summary perspectives below:

Methodology	▪ Management maintains and updates an annual rolling 5-year financial model ▪ In light of three major product launches in 2026E, management developed a 10-year P&L projection to account for the Company's long-term growth opportunity ▪ Each product revenue forecast is anchored on historical trends (mix of market size, volume, pricing, penetration) and latest perspectives of product managers
Revenue	▪ Company's legacy product, SmartFresh Apple, is expected to steadily erode over time due to pricing pressures from generics entering the market offset by new registrations in new crops and geographies ▪ 2026E represents a critical year for growth driven by 1) Harvista approval in Europe and 2) expected launches of Novel Antimicrobials ("BoB") and Novozymes Biologics ▪ Antimicrobials expected to be a large contributor to long-term growth, representing 40%+ of total revenue by 2032E
Expenses	▪ Diversification products are lower margin in nature vs. SmartFresh Apple. Total gross margin is expected to decline over time as Company executes on its diversification efforts ▪ R&D and S&M as a % of revenue largely held flat through 2026E; operating leverage seen primarily from efficiencies within G&A ▪ R&D targets 7%-8% of revenue in the near- to medium-term, reflecting continued investment in new product launches

P / W / P
PERELLA WEINBERG PARTNERS

2

Preliminary

Key Questions

- In general, provide context to the process of developing and updating the long-range plan. How is each product line forecasted and validated internally?
- Provide commentary on the expected erosion of SmartFresh Apple and the factors driving customer retention versus cheaper generics in the market today
- Discuss risks related to competition within SmartFresh Diversification – should we expect similar erosion if and when generics enter the market?
- 2026E represents a critical year of growth – please provide commentary on the expected new major product launches of Harvista, Novel Antimicrobial and Novozymes Biologics
- What is your confidence level in and key risks to achieving the product launch schedule laid out in the plan?
- Please discuss gross margin evolution as it relates to continued diversification into lower margin products – are there certain products of focus to maintain a higher gross margin?
- Provide color on operating leverage expected from R&D, S&M and G&A over the forecast period

P / W / P
/ PERELLA WEINBERG PARTNERS
3

Preliminary

Management Finance Case: P&L

($ in millions)

																	CAGR		
	2017A	2018A	2019A	2020A	2021A	2022F	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	'22E-'26E	'26E-'32E	'22E-'32E
SmartFresh Apple	$120.6	$114.8	$110.2	$97.5	$96.2	$91.9	$90.4	$84.7	$81.2	$77.9	$76.4	$75.1	$75.0	$74.0	$72.6	$71.1	(4%)	(2%)	(3%)
SmartFresh Diversification	21.6	23.0	20.1	20.1	20.6	23.5	26.2	27.3	32.9	37.6	41.0	43.3	46.3	48.1	49.3	50.6	13%	5%	8%
Other 1-MCP (Harvista, Ornamentals, Landspring)	17.7	16.9	18.2	17.4	22.3	22.8	26.3	29.3	34.1	43.5	53.0	59.9	63.0	63.6	64.9	66.2	18%	7%	11%
Antimicrobial	2.9	13.7	14.3	14.8	19.2	26.4	29.1	34.6	39.3	48.3	60.7	77.1	99.8	130.4	163.5	199.9	16%	27%	22%
Coatings	-	4.6	4.9	4.6	5.4	7.3	9.5	16.6	23.0	29.9	36.8	43.6	51.1	57.5	61.6	66.0	42%	14%	25%
Digital (Fresh Cloud)	0.1	0.3	0.8	0.5	0.6	1.0	2.6	4.7	7.7	11.8	16.1	18.8	22.1	24.8	27.9	29.2	86%	16%	40%
Other (Control-Tec, RipeLock)	1.1	5.5	1.6	2.8	1.6	2.8	2.0	2.1	2.4	2.6	2.8	3.1	3.4	3.8	4.2	4.6	(2%)	10%	5%
Total Revenue	**$164.0**	**$178.8**	**$170.1**	**$157.6**	**$166.0**	**$175.6**	**$186.0**	**$199.3**	**$220.5**	**$251.7**	**$286.7**	**$320.9**	**$360.7**	**$402.2**	**$443.9**	**$487.6**	***9%***	***12%***	***11%***
% YoY Total Revenue Growth	*3%*	*9%*	*(5%)*	*(7%)*	*5%*	*6%*	*6%*	*7%*	*11%*	*14%*	*14%*	*12%*	*12%*	*12%*	*10%*	*10%*			
% YoY Diversification Revenue Growth	*25%*	*47%*	*(6%)*	*1%*	*16%*	*20%*	*14%*	*20%*	*22%*	*25%*	*21%*	*17%*	*16%*	*15%*	*13%*	*12%*			
Diversification Revenue, % of Total	*26%*	*36%*	*35%*	*38%*	*42%*	*48%*	*51%*	*57%*	*63%*	*69%*	*73%*	*77%*	*79%*	*82%*	*84%*	*85%*			
Cost of Goods Sold	32.7	46.3	45.0	42.2	49.0	55.4	61.1	69.2	78.0	90.6	103.7	116.6	130.0	144.4	157.9	172.3			
Gross Profit	**$131.4**	**$132.5**	**$125.0**	**$115.4**	**$117.0**	**$120.3**	**$124.9**	**$130.1**	**$142.5**	**$161.1**	**$183.0**	**$204.4**	**$230.7**	**$257.8**	**$286.0**	**$315.3**	***8%***	***12%***	***10%***
Gross Margin %	*80%*	*74%*	*74%*	*73%*	*71%*	*68%*	*67%*	*65%*	*65%*	*64%*	*64%*	*64%*	*64%*	*64%*	*64%*	*65%*			
R&D	13.8	13.9	14.1	12.4	12.9	13.3	14.0	14.8	15.5	16.5	17.2	18.1	18.9	19.7	20.4	21.0			
% of Revenue	*8%*	*8%*	*8%*	*8%*	*8%*	*8%*	*8%*	*7%*	*7%*	*7%*	*6%*	*6%*	*5%*	*5%*	*5%*	*4%*			
S&M	23.4	26.6	21.4	22.8	22.9	24.2	24.5	25.4	28.0	31.3	33.6	36.5	39.8	43.8	48.1	52.7			
% of Revenue	*14%*	*15%*	*13%*	*14%*	*14%*	*14%*	*13%*	*13%*	*13%*	*12%*	*12%*	*11%*	*11%*	*11%*	*11%*	*11%*			
G&A	38.5	39.2	38.1	31.1	29.8	27.9	30.2	31.0	32.3	35.4	36.6	37.9	39.3	40.5	41.6	42.7			
% of Revenue	*23%*	*22%*	*22%*	*20%*	*18%*	*16%*	*16%*	*16%*	*15%*	*14%*	*13%*	*12%*	*11%*	*10%*	*9%*	*9%*			
Operating Expenses	**$75.6**	**$79.6**	**$73.6**	**$66.2**	**$65.5**	**$65.4**	**$68.7**	**$71.1**	**$75.8**	**$83.2**	**$87.4**	**$92.5**	**$98.1**	**$104.0**	**$110.0**	**$116.4**			
Operating Income	**$55.7**	**$52.9**	**$51.5**	**$49.2**	**$51.5**	**$54.9**	**$56.3**	**$59.0**	**$66.7**	**$77.8**	**$95.6**	**$111.9**	**$132.6**	**$153.8**	**$176.0**	**$198.9**			
% Margin	*34%*	*30%*	*30%*	*31%*	*31%*	*31%*	*30%*	*30%*	*30%*	*31%*	*33%*	*35%*	*37%*	*38%*	*40%*	*41%*			
EBITDA	**$99.1**	**$53.7**	**$38.6**	**$49.0**	**$64.0**	**$52.3**	**$59.3**	**$62.6**	**$71.0**	**$83.0**	**$101.8**	**$119.1**	**$141.1**	**$163.5**	**$187.0**	**$211.3**	***12%***	***17%***	***15%***
% Margin	*60%*	*30%*	*23%*	*31%*	*39%*	*30%*	*32%*	*31%*	*32%*	*33%*	*36%*	*37%*	*39%*	*41%*	*42%*	*43%*			
Adj. EBITDA	**$67.2**	**$66.9**	**$66.4**	**$60.1**	**$62.0**	**$66.5**	**$68.2**	**$71.7**	**$80.2**	**$94.1**	**$113.0**	**$130.5**	**$152.6**	**$175.2**	**$198.9**	**$223.4**	***9%***	***16%***	***13%***
% Margin	*41%*	*37%*	*39%*	*38%*	*37%*	*38%*	*37%*	*36%*	*36%*	*37%*	*39%*	*41%*	*42%*	*44%*	*45%*	*46%*			

PWP COMMENTARY

1. SmartFresh Apple revenue anticipated to erode over time due to pricing pressures from generics entering the market
2. Antimicrobials projected to be a large contributor to revenue, primarily driven by anticipated Novel Antimicrobial and Novozymes Biologics product launches in 2026
3. Total gross margin forecasted to decline as Company diversifies into lower margin products
4. R&D and S&M as a % of revenue largely held flat through 2026E; operating leverage seen primarily from efficiencies within G&A

P / W / P
PERELLA WEINBERG PARTNERS

Source: Company financials

4

Management Finance Case: Revenue and Gross Margin Detail  Source: Company financials  1  1  2  Novel Antimicrobials and Novozymes Biologics contribute a large amount to growth and revenue in the outyears  Diversification growth products have significantly lower margins than legacy SmartFresh Apple  PWP commentary  1  2

 Management Finance Case: Cash Flow Statement  Source: Company financials  ($ in millions)

 Management Finance Case: COGS Drivers  Source: Company financials

 Company TAM Penetration Overview by Selected Products  Source: Diligence materials received by Company management on 08/24/22  Note: (1) TAM represents long-term TAM; % penetration represents Company penetration of TAM at maturity  (1)  Management assumes steady increase in market penetration over time

 Company New Product Launch Assumptions  Source: Company materials

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